UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2026

UNIFI, INC.

(Exact name of registrant as specified in its charter)

New York	1-10542	11-2165495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7201 West Friendly Avenue
Greensboro, North Carolina		27410
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (336) 294-4410

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	UFI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Real Estate Purchase and Sale Agreement

On August 16, 2026, Unifi Manufacturing, Inc. (“UMI”), a wholly owned subsidiary of Unifi, Inc. (the “Company”), and Enovum Data Centers Corp. (the “Buyer”), a Canadian corporation, entered into a Real Estate Purchase and Sale Agreement, dated as of August 16, 2026 (the “Purchase Agreement”). Pursuant to the Purchase Agreement, UMI agreed to sell to Buyer, and Buyer agreed to purchase from UMI, certain real property, as identified in the Purchase Agreement, consisting of industrial/manufacturing building spaces and certain land underlying and surrounding the same located in Yadkin County, North Carolina, for a cash purchase price of $60.0 million (the “Purchase Price”). An earnest money deposit of $2.25 million will be deposited in escrow pursuant to the terms of the Purchase Agreement, of which $1.0 million may become non-refundable to Buyer if Buyer elects to extend the inspection period pursuant to the terms of the Purchase Agreement. Unless accelerated pursuant to the terms of the Purchase Agreement, the closing of the transaction contemplated by the Purchase Agreement (the “Closing”) is scheduled to occur on the date that is forty-five (45) days after the expiration of the Inspection Period (as defined in the Purchase Agreement). The Inspection Period will expire on September 15, 2026, unless extended by the Buyer.

The Purchase Agreement contains customary representations and warranties, which shall survive for twelve months following the Closing. Pursuant to the terms of the Purchase Agreement, UMI shall not have indemnification obligations for the breach of representations and warranties made in the Purchase Agreement until all losses of Buyer, individually or in the aggregate, equal to or exceed $0.1 million, in which case UMI shall be obligated to indemnify Buyer from and against such losses in an amount not to exceed three percent (3%) of the Purchase Price. The Purchase Agreement contains customary closing conditions, as well as conditions (i) requiring confirmation of certain available energy capacity and an energy study verifying potential energy capacity of the transferred property, (ii) requiring receipt of applicable governmental and other third party approvals for separating, and the parties’ agreement on ancillary documents necessary to separate, the transferred property from UMI’s remaining property, and (iii) requiring the parties’ agreement on the terms of post-closing occupancy agreements and a partial lease back of some of the transferred property.

The net proceeds of the transaction will be used to repay a portion of the principal balance of term loans outstanding under the Company’s existing Second Amended and Restated Credit Agreement, dated as of October 28, 2022, by and among the Company and UMI, as Borrowers, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as agent. The total net book value associated with the transferred property was less than $5.0 million as of June 28, 2026.

Item 7.01. Regulation FD Disclosure.

On August 17, 2026, the Company issued a press release announcing the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information contained in this Item 7.01 of this Current Report, and in Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated August 17, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIFI, INC.

Date:	August 17, 2026	By:	/s/ ANDREW J. EAKER
Andrew J. Eaker Executive Vice President & Chief Financial Officer Treasurer